Exhibit 99.2

30-Apr-2026

FTI Consulting, Inc. (FCN)

Q1 2026 Earnings Call

CORPORATE PARTICIPANTS

Mollie Hawkes Global Head-Marketing, Communications & Investor Relations, FTI Consulting, Inc.	Paul Linton Interim Chief Financial Officer and Chief Strategy & Transformation Officer, FTI Consulting, Inc.

Steven Henry Gunby Chairman, President & Chief Executive Officer, FTI Consulting, Inc.

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OTHER PARTICIPANTS

Andrew Nicholas Analyst, William Blair & Co. LLC	Tobey Sommer Analyst, Truist Securities, Inc.

James Yaro Analyst, Goldman Sachs & Co. LLC

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MANAGEMENT DISCUSSION SECTION

Operator: Welcome to the FTI Consulting First Quarter of 2026 Earnings Conference Call. All participants will be in a listen-only mode. [Operator Instructions] After today's presentation, there will be an opportunity to ask questions. [Operator Instructions] Please also note that this event is being recorded today.

I would now like to turn the conference over to Mollie Hawkes, Head of Investor Relations. Please go ahead.

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Mollie Hawkes

Global Head-Marketing, Communications & Investor Relations, FTI Consulting, Inc.

Good morning. Welcome to the FTI Consulting conference call to discuss the company's first quarter 2026 earnings results, as reported this morning. Management will begin with formal remarks, after which they will take your questions.

Before we begin, I would like to remind everyone that this conference call may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act, including the company's outlook and expectations for the full year 2026 based on management's current beliefs and expectations. These forward-looking statements involve many risks and uncertainties, assumptions and estimates, and other factors that could cause actual results to differ materially from such statements.

For discussion of risks and other factors that may cause actual results or events to differ from those contemplated by forward-looking statements, investors should review the Safe Harbor statement in the earnings press release issued this morning, a copy of which is available on our website at www.fticonsulting.com, as well as other disclosures under the headings of Risk Factors and Forward-Looking Information in our Annual Report on Form 10-K for the year ended December 31, 2025, our Quarterly Reports on Form 10-Q, and in our other filings with the SEC. Investors are cautioned not to place undue reliance on any forward-looking statements, which speaks only as of the date of this earnings call and will not be updated. FTI Consulting assumes no obligation to update these forward-looking statements whether as a result of new information, future events, or otherwise, except as required by applicable law.

During the call, we will discuss certain non-GAAP financial measures. A discussion of any non-GAAP financial measures addressed on this call, and reconciliations to the most directly comparable GAAP measures, are included in the press release and the accompanying financial tables that we issued this morning. Lastly, there are two items that have been posted to the Investor Relations section of our website for your reference. These include a quarterly earnings presentation in Excel and PDF of our historical financial and operating data, which have been updated to include our first quarter 2026 results.

These formalities out of the way, I'm joined today by Steve Gunby, our CEO and Chairman; and Paul Linton, our Interim Chief Financial Officer and Chief Strategy and Transformation Officer. At this time, I will turn the call over to our CEO and Chairman, Steve Gunby.

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Steven Henry Gunby

Chairman, President & Chief Executive Officer, FTI Consulting, Inc.

Thank you, Mollie. Welcome, everybody, and thank you all for joining us today. As you may have seen this morning, we reported once again solid results for the quarter. I will talk to those results in a moment briefly, and then Paul, of course, will talk to them somewhat more extensively. With your permission, today I'd like to start the discussion, however, in a somewhat different place.

Typically in these sessions, I start with some perspectives on the quarter, or on the last few quarters, and then try to zoom out from those to see if I can draw from them any lessons as to why we've been successful, and then some lessons about the future why, typically, I at least continue to believe that, that experience suggests an extraordinarily bright future. Today, let me reverse that order, drawing on some of what we just experienced at our all SMD meeting a couple of weeks ago, and see if I can use that experience to perhaps share some perspective on this year and on this quarter.

We finished that all SMD meeting just a few days ago. At every one of these meetings, so many people come up to me or others after the meeting, and say just how terrific a meeting they felt it was in terms of the work that got done, but I think for most people, even more powerfully, in terms of the sense of pride, a sense of excitement, a sense of conviction about the future of the company that people emerge from that meetings with.

That's been true at prior meetings. But after this one, my ex co-colleagues and I were struck by just how many people came up to us and shared those thoughts, and just how deeply they seemed to be feeling them. So, I thought I might share a little bit about that, why that might be, and why it is that after such a meeting like this that so many people leave with a conviction about the magnitude of the opportunities yet in front of this company, and the conviction that this company is still so much closer to the beginning of the powerful journey we're on in the end.

So, why was this meeting so good? I think actually, part of the power of the meeting had nothing to do with the meeting itself, it had to do with just how pumped up so many people were coming into the meeting. Pumped up particularly about what they had each individually and collectively accomplished over the prior 18 months. Paul and I today we'll talk about all the stuff we still have to do, because there's always stuff to do. We have a long way to go on Compass Lexecon.

This quarter, we did also had some of the normal blips, for example, FLC didn't quite perform as we intended, our tax rate was a little higher than we expected, we have some higher SG&A expenses, and so forth. But if you go back 18 months, you might just recall just how many of our businesses were facing truly tough challenges exiting 2024 and heading into 2025. If you remember, Corp Fin had been down two quarters in a row, FLC was facing fundamental uncertainty because of tremendous new regulatory changes, Tech was facing a major second request headwind and Strat Comm was coming off probably the most challenging 18 months it had faced in a while.

People coming into this meeting in Orlando knew that notwithstanding those multitudes of headwinds, in the end, they, we, had managed to deliver a record level of performance as a company in 2025 as a whole and in the bulk of our businesses and we ended the year with tremendous momentum in most of our businesses. The fact that we had gotten through 2025 and turned every business, Compass Lexecon aside, but every other business, back on to its long-term, tremendously positive trajectory, created, I believe, a powerful sense of pride, motivation, and importantly, confidence that people brought into the meeting. Even if they credited Mollie and others for creating it in the meetings. So, that was one cause.

I do think those feelings were powerfully reinforced by some of the stories told in the meeting. The stories of the actions and activities in 2024 and 2025 that led to those results, but also some of the powerful multi-year success stories that were brought to life once again in the meeting. Those stories, at an aggregate level, were powerful, and they are powerful. I can't talk about all of them, but an example is Mike Eisenband talking about the fact that Corp Fin today is three times the size it was eight years ago. Or perhaps even more powerfully, he and others talking about how folks in the room made that happen.

The extension of our restructuring practice around the world, the doubling down of the restructuring practice in the US and UK, even though it had always been strong, the extension into new businesses and transactions and transformation or analogous stories about the people in this room in other segments or geographies. For example, Sophie, talking about all the efforts Tech – that took Tech from a struggling business to one that is, in the face of very challenging market conditions, is continuing to win, and at least in my measure, is growing faster than any other competitor.

So I think people came in really motivated. But that motivation got tremendous reinforcement by plenary presentations. But also, I think, at least as powerfully, by sharing stories with colleagues about the actions that each person had taken, the actions that led to those overall results embedded in the plenary presentations. It suggested it wasn't magic wands that somebody waved. It wasn't markets that gave us those results. It was what people in that room, individually and collectively, had done that got us to where we are.

The third reason that people highlighted, and actually, I think probably highlighted more than the first two as motivating, was just the group of the people in the room. Somebody said to me, you look around and just a group you are proud to be associated with. A group of people, some of whom I've known for a while and I've loved working with, but then you also see this terrific group of promotions and these people who we've managed to attract.

At the end of the opening speech, we asked people to think back to the all SMD meeting we had at the end of 2018 and asked everyone in the room who had been in that room in 2018 from a bunch of geographies to stand. So we asked anybody from Italy who was in the room today and had been there in 2018 to stand, as well as the Nordics and Amsterdam and the Middle East. We started with that group. Zero people stood. Then we asked people from Germany to join them, and a few folks stood. As did a few more when we went through the rest of the continent of Europe, and the continent of Australia, and Asia, and Latin America.

But in the aggregate, in a room of 700 people, there were a few handfuls of people standing. And then we asked everybody from those markets today to stand. And over 200 people got up. We did a similar exercise for the US and the UK, and of course we had powerful positions in the US and the UK in 2018. But when we had the entire group of SMDs in the US and UK today, it was double the ones that had been there in 2018.

We talked about that, the transformation of our capabilities represented by those changes in terms of geography or position in those geographies. We also talked about the fact that we could do the same exercise by segment or practice and see the power of the growth of our capabilities in areas like cyber, or transactions, or aviation, or financial crimes investigations. That stand up exercise triggered tremendous, terrific capability conversations. But I think actually, even more powerful for most of us, was at the end of three days when people have had working sessions with the folks who stood, working sessions with long-time colleagues, but also new colleagues, which allowed in a much more tangible sense, not just seeing people stand in the room, but in a tangible sense of just how much capability we have in this firm, and how much capability we continue to add to this firm.

So my speculation is the reason we got that feedback at the end of the meeting is a combination of those. People brought in pride and conviction to the meeting, because of what they had accomplished over the prior 18 to 24 months. That pride was reinforced by the stories they heard, but also the stories they shared about the number of places around the world where our teams are building businesses, creating adjacencies, reinforcing core positions, turning around difficult positions. And that, in turn, was reinforced by the power that always comes from deep connection with long-time colleagues you respect, people who have inspired confidence for extended periods of time, as well as exposure to fabulous new colleagues who are bringing new expertise and new energy.

All of that energy ended up getting devoted into work sessions, not only celebrating where we're great today, but importantly, confidence and conviction as to where we can take this business further. I think, not surprisingly, people came out of a meeting like that finding myriad opportunities in every practice and every geography, which I think left a lot of people in a position that I've been in for a while, which is the sense of the extraordinary opportunity yet in front of us and feeling incredibly strongly the company is much closer to the beginning of our journey than the end.

Let me turn back to the quarter. I think our performance this quarter, the forecasts we have for this year, are simply consistent with this story. It is a story of a firm that I believe has proven that our essential DNA is a simple one; to support great professionals, to help them build businesses that they are passionate about to build, and a firm that understands that if we do that, if we find those professionals, support them in their ambitions, though there will be zigs and zags, if we do that, we, ultimately, control our destiny. We grow market share. We support clients more fully. And we deliver for you, our shareholders.

This quarter is consistent with that story. Like all quarters, it doesn't mean we didn't have some zags. Our FLC business, which has been performing incredibly this last while, had a short-term zag this quarter. It doesn't mean that anybody in FLC is less bullish about its future, or the capabilities we've built, the aspirations we have, or the future we believe we can target. Our tax rate happened to be higher than we expected this quarter. We had some SG&A expenses that exceeded our expectations. These are things we have to look at, and can address.

We do have one longer term issue that we've been talking about and that we are still working through, which is Compass Lexecon. Compass Lexecon's performance was in line with where we thought it was going to be this quarter, but that certainly leaves us with multi quarters of work yet to do. But of course, that has also always been true for this company and in many prior years. We have not always had every business, every year, set up exactly to soar. This year, we have work to do in Compass Lexecon and we are doing that work.

So we have headwinds, particularly in ECon, but in the face of those headwinds, I hope you saw we grew close to double-digit revenue this quarter. I hope you saw that Strat Comm has delivered yet another record quarter. And Corporate Fin delivered double-digit revenue growth year-over-year in all three of its sub-businesses. And Tech came out of the other side of the headwinds it faced last year. And the non-Compass Lexecon team in ECon is having another great quarters.

So Paul will go through the quarter in more detail. To me, what is more powerful than the fact that we delivered yet another solid quarter, and we believe we're on track for the year, is that in the context of the last eight years, eight years in which we've had some solid quarters, some extraordinary quarters, and some quarters that weren't so good, all of which added up, however, to an incredible run of growth in multiple geographies and multiple segments around the world, building a stronger, more capable group of people with a set of leaders with a conviction of where they can take us, and putting us on a solidly, with zigzags, but solidly upward sloping set of lines. My view is that if we continue to invest in the ways we know behind great people of ambition and the sort of conviction and drive and energy that was demonstrated at this meeting, people who take responsibility for turning that into results, this firm is and will be much closer to the beginning of this journey than the end.

[ph] With then (00:17:10), Paul, let me turn this over to you.

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Paul Linton

Interim Chief Financial Officer and Chief Strategy & Transformation Officer, FTI Consulting, Inc.

Thank you, Steve. Good morning, everybody. In my prepared remarks, I will take you through our company-wide and segment results for the quarter. First quarter of 2026 revenues of $983.3 million increased $85.1 million or 9.5%, compared to the first quarter of 2025. The increase was primarily driven by revenue growth in our Corporate Finance, Strategic Communications, and Technology segments, though partially offset by a revenue decline in our Economic Consulting segment.

Excluding the estimated positive impact of FX, revenues increased $60.8 million, or 6.8%, compared to the prior year quarter. Net income was $57.6 million, compared to $61.8 million in the prior year quarter. The decrease was primarily due to higher direct costs and SG&A expenses, which included legal settlement in the prior year quarter, as well as an increase in interest expense and a higher effective tax rate compared to the prior year quarter, which more than offset the increase in revenue.

Direct costs of $676.5 million, compared to $608.9 million in the prior year quarter, primarily due to higher compensation expenses, which included an increase in variable compensation, salaries, and forgivable loan amortization compared to Q1 2025. SG&A of $222.3 million, or 22.6% of revenues, increased $38 million from

$184.3 million, or 20.5% of revenues, in the prior year quarter. The increase was primarily due to higher legal expenses this quarter as compared to Q1 of 2025, which included the benefit from legal settlements that did not recur in Q1 of 2026, as well as higher compensation and T&E expenses. Excluding an estimated negative impact of FX, SG&A increased approximately $32.4 million compared to the prior year quarter.

First quarter 2026 adjusted EBITDA of $96.8 million, or 9.8% of revenues, compared to $115.2 million, or 12.8% of revenues in the prior year quarter. Our first quarter 2026 effective tax rate of 26.6%, compared to 23.3% in the prior year quarter, primarily due to a less favorable tax benefit related to share-based compensation as fewer shares vested, as well as an increase in valuation allowance recorded against current period losses compared to the prior year quarter. While our tax rate this quarter of 26.6% was higher than expected, we continue to expect our full year tax rate to be between 22% and 24%.

Weighted average shares outstanding, or WASO, for Q1 of 30.3 million shares, compared to 35.5 million shares in the prior year quarter, a 14.6% decrease. Earnings per share of $1.90 compared to $1.74 in the prior year quarter. As a reminder, in Q1 2025, our EPS included a $25.3 million special charge related to severance and other employee related costs, which reduced GAAP EPS by $0.55. Excluding the $0.55 Q1 2025 special charge, adjusted EPS was $2.29 in Q1 2025.

Total head count increased by 1.1%, with growth in our Corp Fin and FLC segments, being partially offset by declines in Strat Comm, ECon and Tech. Non-billable head count decreased by 0.4% compared to the prior year quarter.

Now, turning to performance at the segment level. In Corporate Finance, revenues of $409.5 million increased 19.2%, primarily due to higher demand and realized bill rate in turnaround and restructuring, which grew 19%, transactions which grew 18%, and transformation which grew 20% compared to the prior year quarter. Excluding an estimated positive impact of FX, revenues increased 16.7%. In turnaround and restructuring, revenue growth was driven by roles in some of the largest bankruptcies globally, from Spirit Airlines to Saks in the US, to Prax Oil Refinery (sic) [Prax Lindsey Oil Refinery] (00:22:01) in the UK, and Azul Airlines in Brazil.

Notably, in transactions, our engagements have expanded in size and scope as we continue to bring more of our services to clients across the deal lifecycle. In addition to working for PE backed clients, we are working on some of the largest mergers, integrations and carve-outs in the market, including Omnicom merger with IPG, Skyworks Solutions merger with Qorvo, and Lumen's sale of their fiber to home business to AT&T, among many other brand building cases.

In transformation, our performance this quarter exceeded our expectations. In fact, the number of million-plus engagements nearly doubled compared to Q1 2025. We continue to win our share of end-to-end cost takeout, supply chain and operational efficiency mandates in key industries where our experts bring deep, real-world expertise such as healthcare, industrials, communication services, and financial services.

Segment operating income of $85.2 million, compared to $41 million in the prior year quarter. Adjusted segment EBITDA of $88.7 million, or 21.6% of segment revenues, compared to $55.9 million, or 16.3% of segment revenues in the prior year quarter. The increase in adjusted segment EBITDA was primarily due to higher revenues, which is partially offset by higher compensation. Sequentially, Corporate Finance revenues decreased 3.2%, primarily due to lower success fees and lower pass through revenues. Adjusted segment EBITDA increased $8.5 million, primarily due to lower compensation.

Turning to FLC. Revenues of $192.9 million increased 1.2% due to higher realized bill rate for risk and investigations and construction solutions services, which was partially offset by lower demand for dispute advisory services. Excluding an estimated positive impact of FX, revenues decreased by 0.9%. Segment operating income of $23.1 million, compared to $30.1 million in the prior year quarter. Adjusted segment EBITDA of $25.3 million, or 13.1% of segment revenues, compared to $37.5 million, or 19.7% of segment revenues in the prior year quarter.

The decrease in adjusted segment EBITDA was primarily due to higher compensation and SG&A expenses, which included an increase in hiring related expenses and an increase in bad debt. Sequentially, FLC revenues were flat, and adjusted segment EBITDA increased by $1.4 million, primarily due to lower compensation expenses, which was partially offset by an increase in hiring related costs.

In general, disruptions the world is facing increases the need for our expertise, from national security and cyber threats, to AI-related risk to clients, to shifting geopolitical issues, among others. That, of course, does not play in our favor every quarter. And this quarter, FLC underperformed our expectations. Some of this underperformance is timing driven as there are always quarter-to-quarter volatility in our business. As we discussed during the last several calls, our team is supporting complex headlines and brand building matters, but those engagements are often large and lumpy, with starts and stops that are often driven by factors that are outside of our control.

In Economic Consulting, revenues of $175.6 million decreased 2.3%, primarily due to lower demand for antitrust services, which was partially offset by higher demand for financial economic services, and higher realized bill rates. Excluding an estimated positive impact of FX, revenues decreased 5.7%. Segment operating loss of $7.3 million compared to segment operating income of $12.1 million in the prior year quarter. Adjusted segment EBITDA was a loss of $5.9 million, compared to $14.4 million, or 8% of segment revenues in the prior year quarter.

The decrease in adjusted segment EBITDA, was primarily due to higher compensations, largely related to the increase in forgivable loan amortization and [indiscernible] (00:26:31). Sequentially, Economic Consulting's revenues were essentially flat, and adjusted segment EBITDA decreased $6.9 million, primarily due to higher compensation expenses, which was partially offset by lower bad debt. We have, as expected, made some good progress over the past months in Europe in particular, and we expect that to begin to show up in the P&L as this year goes on. Although we've added terrific talent to our Compass Lexecon antitrust business in North America, we're just beginning to rebuild that revenue base.

Technology's revenues of $102.3 million increased 5.3%, primarily due to higher demand for litigation and information governance, privacy and security services, which was partially offset by lower demand for investigations and M&A related second request services. Excluding an estimated positive impact of FX, revenues increased 2.8%. Higher demand for litigation was largely driven by clients in the healthcare, media and technology industries, and demand for information governance, privacy and security services was driven by a large privacy breach.

Look, the complexity of data is compounding. Our Tech business combines domain experts, operators, attorneys and investigators with deep technical experts who have worked with artificial intelligence for over a decade to solve their clients' most complex, high stakes issues at the intersection of law and regulation. This combination of experience and expertise has long been a core differentiator for our Tech business. And that's why the world's leading AI companies are turning to us for their most complex matters, from IP and copyright, to privacy, security and data monitoring, to building custom defensible tools for specific client uses and workflows based on our expertise collecting and analyzing massive scale AI-system data, from activity logs to RAG databases.

Segment operating income was $7.7 million, compared to $6.6 million in the prior year quarter. Adjusted segment EBITDA of $11.8 million, or 11.6% of segment revenues, compared to $11.6 million, or 11.9% of segment revenues in the prior year quarter. The increase in adjusted segment EBITDA was primarily due to higher revenues, which was partially offset by an increase in compensation. Sequentially, Technology revenues increased 3.3%, primarily due to demand for information governance, privacy and security services, which was partially offset by lower demand for investigation services. Adjusted segment EBITDA decreased $3 million sequentially, primarily due to higher compensation, which more than offset the increase in revenue.

Strategic Communications record revenues of $103 million increased 18.4%, primarily due to higher demand for corporate reputation, public affairs and financial communication services. Excluding an estimated positive impact of FX, revenues increased 14.5%. Worth noting, Strat Comm's continued powerful results reflect the strength of our multi-year investments to build out our higher margin, event-driven offerings in areas such as crisis, cyber, transactions and activism, as well as frequently teaming with the other segments to address complex client issues in our largest global cases.

Segment operating income of $20.8 million, compared to $8.7 million in the prior year quarter. Record adjusted segment EBITDA of $21.9 million, or 21.3% of segment revenues, compared to $12.9 million, or 14.8% of segment revenues in the prior year quarter. The increase in adjusted segment EBITDA was primarily due to higher revenues, which is partially offset by an increase in compensation expenses largely related to variable compensation. Sequentially, Strategic Communications' revenues were up 3.6%, primarily due to higher demand for financial communications and public affairs services. Adjusted segment EBITDA increased 15% sequentially, primarily due to higher revenue.

Let me now discuss a few cash flow and balance sheet items. As is typical, we pay the bulk of our annual bonuses in the first quarter. Net cash used in operating activities of $310 million, compared to $465.2 million used in the prior year quarter. The year-over-year decrease in net cash used in operating activities was primarily due to a decline in forgivable loan issuances, higher cash collections, and lower income tax payments, which was partially offset by an increase in compensation payment.

During the quarter, we repurchased 787,098 shares at an average price per share of $161.11, for a total cost of

$126.8 million. As of March 31, 2026, approximately 364.9 million remained available for common stock repurchases under the company's stock repurchase program. Total debt, net of cash, of $556.7 million at March 31, 2026, compared to $8.9 million as of March 31, 2025, and $99.9 million at December 31, 2025. The sequential increase in total debt, net of cash, was primarily due to annual bonus payments and share repurchases.

Turning to our outlook. First, let me remind you of the guidance ranges for 2026 that we provided in February. Revenues of between $3.94 billion and $4.1 billion. EPS of between $8.90 and $9.60. Based on solid Q1 performance, we are maintaining our guidance ranges, which incorporates the following considerations. First, in our Compass Lexecon business, though we believe our adjusted segment EBITDA in Economic Consulting has hit its low point this quarter, as Steve said, we have multiple quarters of work ahead to get the P&L back to the levels we are happy with.

Second, we're an investor-driven business, and therefore our results can be lumpy. As mentioned, we have several jobs in FLC that rolled off during the quarter or started later than expected. We have some large jobs rolling off in other segments where our work is event-driven. However, as mentioned previously, our ability to win the largest headline making jobs in the market reflects the continued power of our platform and the relevance of our people.

Third, the M&A market has had a strong start to the year in terms of deal volume and mega deals. We saw solid demand for our businesses that support M&A related activity in Corp Fin, ECon, Tech and Strat Comm. However, we can never be certain how activity will continue through the remainder of the year, particularly amid continued market uncertainties.

Fourth, we continue to invest in talent. In 2025, we announced 85 senior hires. In 2026, we plan to add more senior professionals where we see the right opportunities. We have announced 29 SMD and affiliate hires year-to-date in key geographies such as Australia and the Middle East, where we are benefiting from competitive disruptions, as well as in key adjacencies such as transaction, transformation, public affairs, cybersecurity, data privacy and AI. We also intend to build teams around these leaders, and in the second half of the year, we expect to increase junior hiring in parts of the business that lagged in hiring in 2025.

Fifth, we now expect SG&A expenses for 2026 to be approximately $60 million higher than 2025. The increase is largely due to higher legal and compensation expenses. As a reminder, as Steve mentioned, we held our all SMD meeting in April. We expect Q2 2026 to be the high point for SG&A [indiscernible] (00:35:13) or approximately $5 million higher than Q1 2026.

Before I close, I want to reiterate four key themes I believe continue to underscore the attractiveness of our business. First, in an increasingly uncertain and disrupted world, our powerful platform, and unique set of offerings allow us to deliver impactful results for our clients as they navigate their most significant crises and transformations, from bankruptcies and M&A transactions, to investigations and cyber breaches, regardless of business cycles.

Second, we continue to attract top talent. When the right people are available, regardless of short-term economic impacts, particularly in the backdrop when many competitors are facing major challenges from expensive debt and poor liquidity, the heightened client skepticism around the quality of their core offering.

Third, as we continue to hire, our management team remains focused on both growth and utilization. And fourth, our business generates excellent free cash flow, and we have a strong balance sheet that provides us the flexibility to boost shareholder value through organic growth, share buybacks and acquisitions when we see the right ones.

Before we open the call to your questions, I wanted to take one more opportunity to welcome our new Chief Financial Officer, Angela Nam, who will join us on May 1. We're looking forward to introducing Angela on our next earnings call in July.

With that, let's open up the call to your questions.

QUESTION AND ANSWER SECTION

Operator: We will now begin the question-and-answer session. [Operator Instructions] And at this time, we will take our first question, which will come from Andrew Nicholas with William Blair. Please go ahead.

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Andrew Nicholas Analyst, William Blair & Co. LLC	Q

Hi. Good morning. I appreciate you taking my questions. The first one is just kind of on the macro environment. A lot of helpful color on the puts and takes at the segment level. But I just wanted to ask, kind of at a big picture level, CFR you saw a really good growth on both the restructuring side and the transaction side. How feasible is it, whether it's over the course of this year or even multiple years, for both of those businesses to grow at such strong rates simultaneously? Typically, you'd expect a little bit of conflict between the restructuring environment – or a strong restructuring environment and a strong M&A environment. Just kind of interested in whether or not you see those conflicting in the coming quarters and years.

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Steven Henry Gunby Chairman, President & Chief Executive Officer, FTI Consulting, Inc.	A

Yeah. Let me take a crack at that, Paul. You probably have views on it too, if you want to add. Look, I would say, there's a couple of different forces going on there. There's the market forces which I think you're right, markets that tend to support lots of M&A will often not be markets that are big restructuring markets. And so, you have some macroeconomic forces that have historically suggested that these don't all go aligned.

I think the other thing that goes on here is that we've actually – our teams have done a fabulous job of adding talent and expanding the businesses. These are not just US businesses today, they're global businesses, where we have powerful positions overseas. And we continue to be attracting talent. So, some of what you see here is the market forces come and coalescing in an unusual way and all supportive. I think some of it has to do with actually us gaining share, particularly in like transactions and transformation.

And look, that just depends on us doing the right things and the right talent come available, and us being bold enough to jump on that talent when it's available. So, I think one of them says they're inconsistent, they shouldn't all grow together. The other one says, if we do the right things, we can defy those market realities a bit. Does that help, Andrew?

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Andrew Nicholas Analyst, William Blair & Co. LLC	Q

Yeah. No, that's helpful. Appreciate the color. And then, for my follow-up, on kind of segment margins. I think both FLC and Strat Comm kind of their first quarter results were a decent bit different than what we've seen over the past several quarters. So, just kind of curious how we should think about those two segments margins. And with FLC more specifically, last year was a really good year for profitability. I understand that the top line is a little bit lumpy, but is there a margin profile that you think is "normal" for this business that we should kind of gear our models to? Thank you.

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Paul Linton Interim Chief Financial Officer and Chief Strategy & Transformation Officer, FTI Consulting, Inc.	A

Yeah. So, I don't think we're giving specific guidance on margins, but maybe help a little bit with FLC. I mean, we have been adding talent in FLC, and particularly over the last little while, a lot of the talent we've added has been at the top in terms of SMD. So, that investment in building out our expert model, which will allow us to continue to drive the revenue in some of these higher margin services, we feel is the right investment for the business.

There's also some onetime stuff that we talked about earlier in the call that drove some margin to be a little bit lower than our expectations. But I think in the long-term, we feel pretty confident in the business.

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Steven Henry Gunby Chairman, President & Chief Executive Officer, FTI Consulting, Inc.	A

And then Strat Comm, to the point is had a fabulous quarter. And we never project people to take the best quarter and then apply it and multiply it and extend it forever. But let me say this, I think, though, you never want to take the quarter where everything's on fire and just make that the normal quarter. I will say, there's stuff underlying in Strat Comm that is powerful going on. There's been a move over now a number of years, but that starts to show up in the numbers towards much more of a highest value part of its business, crisis, transformation, cyber invest, cyber deals, and so forth. And that is a – it's a lumpier business, but it's, of course, a crisis business which tends to be a higher margin business for us.

The other thing is, I think that's a business that has adjusted its leverage ratio in taking account AI. The high end of that business, the core advisory business, is like the rest of our business where crisis is why people are hiring us. We used to need a lot of people to help summarize things like EU regulations. You need fewer of those. So, some of the leverage ratios would have changed. So, look, I think that business is headed in a great trajectory, but you never want to take the quarter where, I mean, even Paul sounded rapturous about the numbers. You don't want to take that and just say, oh, that's the new normal. Does that help, Andrew?

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Andrew Nicholas Analyst, William Blair & Co. LLC	Q

Yeah. That's perfect. Thank you very much.

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Operator: And our next question will come from James Yaro with Goldman Sachs. Please go ahead.

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James Yaro Analyst, Goldman Sachs & Co. LLC	Q

Good morning. And thanks for taking the questions. So, maybe just starting first on restructuring, I just wanted to touch a little bit more on that and dig in a little bit on some of the things you've already alluded to. But I'd love to just get your perspective on what the disruptions in private credit and software – and obviously the two are related, but basically, the nexus of those two things means for the business. I think a number of investment banks out there have talked about the liability management opportunity potentially over time. Obviously, that's not where your restructuring business lies. And so, would just love to get your perspective on whether private credit and software could have a positive impact or impulse on your restructuring business.

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Steven Henry Gunby Chairman, President & Chief Executive Officer, FTI Consulting, Inc.	A

You want me to take that or you want to take – okay. So look, I think we have good relationships with private credit. Our business is helping companies that have challenges, and private credit in general tends to be companies that lend money to more risky, more venturesome activity. And so, they're taking risk, and so when things get stressed, that's where we are strongest, okay? I would say, that has not been the major driver of our growth so far, but we have very good relationships there, and we have also relationships that are important not just in Corp Fin but in FLC and investigating. Some of these are very covenant light loans, and therefore covenant light loans on average have more susceptibility to the statement of frauds and so forth and we have an FLC business that specializes in fraud investigation.

So, I would say that, depending on how that market evolves, it could be a terrific source of revenue growth for us. I think our private equity clients are hoping it's not, that the world is calm going forward. But we are well-positioned if it is. You're right, we don't do liability management exercises, but as you know, James, not every liability management exercise works out. And a number of the bankruptcies we're working on now were liability management exercises a couple of years ago. So, look, we know these clients well. We think they're valuable clients. We stay close to them, and we stand ready to serve, if and when they need us. And I think if they need us, we will get significant revenue from them. Does that help, James?

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James Yaro Analyst, Goldman Sachs & Co. LLC	Q

Super helpful as always. Maybe just zooming out on a somewhat related topic, but Steve, I just want to get your perspective on what do you think are the businesses that could be most impacted by the disruptions we're seeing, whether it's AI, software, private credit and the global conflict. And perhaps, in which ways.

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Steven Henry Gunby Chairman, President & Chief Executive Officer, FTI Consulting, Inc.	A

Are you talking about our end customers, or are you talking about our businesses?

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James Yaro Analyst, Goldman Sachs & Co. LLC	Q

I guess your business as a – yes, your business.

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Steven Henry Gunby Chairman, President & Chief Executive Officer, FTI Consulting, Inc.	A

Let me think about that.

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James Yaro Analyst, Goldman Sachs & Co. LLC	Q

Sorry, let me just clarify the point. I just want to clarify that point. My apologies. That was imprecise of me. So, just to clarify, how do you think those large items could impact your end customers, and therefore drive more business for you?

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Steven Henry Gunby Chairman, President & Chief Executive Officer, FTI Consulting, Inc.	A

Yeah. Look, I think it's true for all of our businesses. I mean, our business – and maybe when we acquired all these businesses 15 years ago or 20 years ago now, they were somewhat different. I mean, maybe our Strat Comm people wrote annual reports at that point in time. I mean, at this point, so many of our businesses really are businesses designed to serve companies at their biggest times of change and potential disruption in the marketplace, or transformations they're in. And to the extent the world is more disruptive, or in response to anticipate disruption, people are transforming their businesses with greater rapidity and more frequently, it's a boon to the businesses.

And it's hard for me to pick favorite children out of that, because you can see that in Strat Comm right now, you can see that in restructuring right now, all of those things lead to litigation, which we're expert witnesses and testifier. Sometimes people misrepresent things and that leads to fraud. And so, I'm pretty bullish about our position to help companies in – as I think I said once, if the world were the kind of world that we try to describe to our two-year olds, wonderful world, everybody gets along, you're trying to tell your two-year old that because he or she is beating up on a four year old. But a peaceful world where everybody's getting along, there's no litigation, there's no crisis, and the world isn't changing, that's not what we're set up to serve. To the extent the world has other aspects, it's a pretty big driver for us. Does that respond, James?

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James Yaro Analyst, Goldman Sachs & Co. LLC	Q

Yes, yes, yes. Extremely helpful. And last one just for you both. Just as you think about hiring, you talked about accelerating hiring towards the back half of this year. You also highlighted a number of – substantial number of recent senior hires. I just would love to get your perspective on what gives you the confidence or the ability to accelerate the hiring so substantially? Is it greater disruption, like, even greater disruptions among the firms from which you hire? Or just even more investment on your side or maybe a combination of both?

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Steven Henry Gunby Chairman, President & Chief Executive Officer, FTI Consulting, Inc.	A

Yeah. Let me distinguish between the junior hires and the senior hires. The junior hires we're forecasting for the second half of the year is to catch up, because we have been so fortunate in the number of senior hires that we've been bringing on that our ratios and amendment number of our businesses are below where we've historically been, okay? So, I think the junior hires in the second half of the year is not based on some forecast of disruption in the world, it's – we got senior hires, we have to bring in some people below them.

The senior hires is really a supply-side driven thing. I think as we've had – I'll give you an example of Australia. At one point in Australia, we had several good leaders down there and they couldn't attract anybody. We were not number one or two in any market position, nobody believed the global network was worth anything. We had really good people trying to recruit people, and nobody would come. And it just transformed itself. I think today, we may have more SMDs per capita [ph] per GDP (00:49:38), whatever, in Australia than anyplace else. Because what happened is, there was a breakthrough, some of the number of leading restructuring people came over, and they found a tremendous platform. We made the global network work. That went around the market.

Now, that led to a few additions. But then, you're right, competitors had real missteps. And when competitors have real missteps, now we were the destination that everybody wanted to talk to. Didn't mean only us, but everybody wanted to talk to. And then they talked to us, and they talked to the people, they said, wow, these are people I want to join. And then when they join, that gets around the market as well. And so we've gone from a position where nobody would take our calls, 10 years ago or 8 years ago, to the phone is ringing off the hook. And I don't know if we released the exact number of SMDs, Mollie? She's shaking her head. But where it's ringing off the hook.

And I think that's what we bet on. Because if we can get those people, maybe we get those people three quarters ahead of where they can bring in revenue. Or sometimes they have restrictions, and so it's six quarters before they can bring in a lot of revenue. But that we think is the single best fuel of long-term growth for us. What we've been on, and then what we showed at – what people were talking about in this all SMD meeting is why we have driven this. So, on the senior head count, that's the reason, James. Does that respond?

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James Yaro Analyst, Goldman Sachs & Co. LLC	Q

Extremely helpful. Thank you, Steve.

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Paul Linton Interim Chief Financial Officer and Chief Strategy & Transformation Officer, FTI Consulting, Inc.	A

Maybe I'll just add to that just a little bit. Part of your question was why do we have the confidence. And I'd point you to Strat Comm and Corp Fin. The growth that you saw in Q1 of 2026, those are investments that were made three years ago, two years ago, one year ago, that enabled – now, some of it is pricing, but without the heads, that growth is not possible. So, the confidence we're – the performance we're seeing in those business gives us confidence to continue to invest behind those businesses to drive not only restructuring, but transactions and transformation. And in Strat Comm, not just financial communications, but all those other event driven services such as cyber. So we're going to continue to invest if we find the right people in the market, because that's the way we deliver the growth you saw this quarter.

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James Yaro Analyst, Goldman Sachs & Co. LLC	Q

That's super clear. Thank you, Paul.

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Operator: And our next question will come from Tobey Sommer with Truist. Please go ahead.

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Tobey Sommer Analyst, Truist Securities, Inc.	Q

Thank you. We've heard for some other managements at various consulting firms think that one of the impacts of AI could be a move towards some more fixed pricing structures, as well as potentially changes in ratios of juniors to seniors. You've made a couple of comments on the leverage ratio of juniors to seniors in different directions, or are hiring a little bit more in the back half to support some of your new senior hires. How do you see fixed price and changing ratios evolving over a little longer stretch of time?

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Steven Henry Gunby Chairman, President & Chief Executive Officer, FTI Consulting, Inc.	A

Look, it's a good question, Tobey. I think it's one that – I mean, I talk with the managing partners of a number of law firms. I talked with managing partners of other professional services firm. I mean, everybody is thinking through what the pricing dynamics are in an AI environment. I would say, nobody has a perfect answer for any of them and there's lots of experiments going on.

In our Tech business where we're using – we have a really leading set of offerings, AI related, they do require then really smart senior overview to make sure that you don't have the sort of AI hallucination legal issues that some people have. So, that has reduced some of the junior most work, but it has required some more senior work, which is build out at higher rates. How that nets out, I don't know. Right now, I would say, it's probably netting out with fewer hours, but us gaining share because we're leading edge.

And so, there's all these dynamics that are going on. We're clearly, in some places, looking at fixed price contracts, because we're focused on trying to use AI to make sure we're delivering more value, which typically means fast, the value faster, either broader with deeper sources or faster. And that has more value for your clients as well. But we're experimenting with multiple models in multiple places. Like on most things on AI, it's moving so fast that you have to be ahead of it, but the immediate impact of those pricing decisions right now is muted. It's just that we're staying on top of it, because it's pretty damn critical for going ahead. And so, we're looking at lots of different versions. Does that help, Tobey?

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Tobey Sommer Analyst, Truist Securities, Inc.	Q

Sure. Yeah, it does. So, with Economic Consulting, you kind of described a multi-quarter path to trying to grow that business and improve profitability. Could you dig into what the likely path is to improve profitability? Because last year you've handed out a bunch of forgivable loans, and that's going to weigh on things. And I'm just wondering, as you placed some of those bets on people who weren't necessarily commercially proven, as some of them do prove themselves and become successful, how do they not get, sort of, mark-to-market for that new improved condition?

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Steven Henry Gunby Chairman, President & Chief Executive Officer, FTI Consulting, Inc.	A

Yeah. So I don't think we're really too worried about the people getting commercial. That's not going to be a problem for us. We're worried about those who don't get commercial, Tobey. What we did was we bet on some very proven rainmakers, and they've come in and generally been driving revenue, and that's pretty straightforward. We have bet on some very leading-edge academics. I think we've talked about the Meta case that came out and one of the academics from University of Chicago, was a behavioral economist, was cited by the judge multiple times in that case.

Those people are incredible assets for the biggest stakes litigation, which is the place where we still win most of the – we're the leading player in that. But those people are not necessarily automatically economic for us.

Because you sign them up, and then over time, behavioral economics gets accepted in the courts, and then behavioral economics gets used more. We have structures for each of those people. As they get used more, they will get paid more. But their forgivable loan doesn't go up. So, the economics of them getting used more are positive for us, not worse for us.

And we made a lot of those bets. And some of them will take quarters to start to prove out, and some of them will take years to start to prove out. They were very intelligent bets. These are bets on people who – some of our people edit the leading academic journals in economics, and they have insight into people who are really leading edge, which is the foundation of Compass Lexecon. But many of those bets are not near-term payback. And therefore, we're saying, it's a multi-quarter journey for us. Does that help a little bit, Tobey?

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Tobey Sommer Analyst, Truist Securities, Inc.	Q

It does. If I could ask one follow-up, is there a path or strategy for you to regain your position in competition consulting domestically?

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Steven Henry Gunby Chairman, President & Chief Executive Officer, FTI Consulting, Inc.	A

Yeah. Let me just separate out a few things. So, as we might have imagine, there's like three or four different parts of our business. Our Europe business was not particularly hard hit by the competitive disruption. Last year, it happened to have a tough year, partly because of distraction by some of this. I think they're on their way back to the position and they are still the leaders, to my knowledge, of – we are the leaders in global antitrust based on a terrific team over there. And that's starting to show up as this year goes on, I believe.

In the US, we've always been the leader, I believe, in finance practice. And I think our revenue year-on-year has been up in the finance practice. And we still win the largest cases, and I don't think we lost anybody of significance in the competitive disruption. The hit we had was to the US antitrust business. But even there, it's nuanced. The biggest cases in the US, when it goes to litigation, people want the depth of expertise we have. And we have people like Dennis Carlton, we have the people, like I just mentioned, these affiliates like John List, who were on the Meta case. We have added to that some tremendous people like Doug Bernheim.

So, we, I think are still the go-to person for the leading litigation related cases in antitrust in the US. And I think you've checked that out with different sources on that. Where we've gotten hit, surprisingly, is on the more routine standard merger clearance cases where we lost some people. And the people we have, we still have some very good people, but they tend to be pretty academics and shy and they're not out there marketing and we've lost a lot of share on that in the US. And that's re-buildable. It's not a unique characteristic, but it does require us going out and meeting the attorneys and so forth and we've got a ways to go on that. So I think that's doable, but even that, when people have entrenched relationships, it takes a while to get a crack, and then prove yourself. And so, we've got a ways to go in the more routine – particularly in the more routine merger, agency related clearances in the United States. Does that help, Tobey?

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Tobey Sommer Analyst, Truist Securities, Inc.	Q

Thank you.

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Steven Henry Gunby

Chairman, President & Chief Executive Officer, FTI Consulting, Inc.

I want to say thank you to everyone for attendance. And I think since – I won't say thank you to Paul for being the CFO yet, because we'll wait till Angela is here and she can thank you, but also because you are not going anyplace, right? You're going to come back and still be our Chief Transformation Officer. But thank you, everybody, for your time and your support. And I hope this meeting was helpful. Have a great week.

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Operator: The conference has now concluded. Thank you for attending today's presentation. You may know disconnect your lines.